Exhibit 10.7

Energy Management and Consulting Services Agreement

This Energy Management and Consulting Services Agreement (“Agreement”) is entered into and effective as of the date of September 28, 2021, by and between Celsius Core LLC (hereafter “CELSIUS”) and Priority Power Management, LLC, a Texas limited liability company (hereafter “PPM”), collectively the “Parties”.

Recitals

Whereas, deregulation of the electric energy marketplace has placed greater responsibility upon energy buyers for managing use and costs; and

Whereas, PPM has been providing energy management and consulting services to industrial, commercial and other large-volume end-users such as CELSIUS since 2001; and

Whereas, CELSIUS seeks assistance from PPM in managing its energy use, costs and related matters, and in negotiating an electricity supply contract with a suitable Retail Electric Provider (“REP”) licensed by the Public Utility Commission of Texas;

Now, Therefore, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the Parties hereby agree that PPM shall be the exclusive provider of the services outlined herein on the terms and conditions set forth below:

Terms and Conditions

1.	Nature and Scope. CELSIUS hereby retains PPM as the exclusive provider of the energy management and consulting services set forth in Attachment A (the “Primary Services”) for the CELSIUS property listed on Attachment B (the “Facility”), as such Attachment A may be updated from time to time pursuant to the terms hereof, for the Initial Term and any Renewal Terms, as those terms are defined below. PPM agrees to provide the Primary Services set forth in Attachment A. CELSIUS and PPM may agree from time to time for PPM to provide the Other Services to CELSIUS for the Facility as set forth in Attachment A (together with the Primary Services, the “Services”). PPM assumes no responsibility for performance either by third party suppliers of goods and services to CELSIUS (“Supplier” or “Suppliers”) or by CELSIUS under contracts or agreements, formal or informal, between CELSIUS and its Suppliers and/or customers that do not operate under the direction of PPM. In its performance of the Services, PPM shall not take title to any electricity.

2.	Term. This Agreement shall be effective as of the date stated above and shall remain in force and effect until 60 months following the execution of an electricity supply contract, or for the length of the electricity supply contract between CELSIUS and an REP, whichever is longer (“Initial Term”); provided that PPM identified such REP pursuant to its performance of the Primary Services hereunder. Thereafter, without further action by the Parties, this Agreement shall automatically renew at the end of the Initial Term for one year and thereafter for one-year terms on each anniversary of the renewal date (each, a “Renewal Term”) unless either Party give the other Party written notice at least 90 days prior to the expiration of the then applicable term of this Agreement. In addition, a non-breaching Party may terminate this Agreement if the other Party breaches its obligations under this Agreement and fails to cure such breach within thirty (30) days after receipt of notice from the non-breaching Party of the existence of a breach. Provided, however, termination of this Agreement shall not affect the rights and responsibilities of the Parties under any electricity supply contract in effect, and the termination of this Agreement shall not be effective until the electricity supply contract terminates or expires.

3.	Compensation. As compensation for providing the Services, CELSIUS authorizes PPM to collect from CELSIUS’s REP billing and collecting agent, as applicable, a monthly volumetric fee equal to $0.001 per kWh of CELSIUS’s electricity supply for the CELSIUS Facility for the duration of the term of the energy supply contract. The fee paid to PPM shall be included in the REP’s electricity supply contract with CELSIUS, and CELSIUS’s REP will remit the fee to PPM directly.

4.	Facility. The Facility initially covered under this Agreement is identified on Attachment B. Additional facilities may be added at a later date upon the mutual agreement of the Parties. Such additional facilities shall only be included in Attachment B only when there is an executed electricity supply contract between CELSIUS and a REP within the ERCOT market.

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5.	Authority and Exclusivity of PPM. CELSIUS expressly authorizes PPM to act on its behalf with respect to the Primary Services at the Facility. CELSIUS agrees to provide a Letter of Limited Agency on CELSIUS’s letterhead, substantially in the form of Attachment C, instructing energy suppliers and or transmission distribution service providers to provide necessary information to PPM that will be used in providing the Services. Notwithstanding anything to the contrary, PPM is not authorized to enter into any agreements as agent on behalf of CELSIUS, unless and until CELSIUS has authorized PPM to do so in written form, including but not limited to pursuant to e-mail. Commencing on the Effective Date and continuing during the Initial Term and any Renewal Term, CELSIUS agrees that PPM shall have the sole and exclusive right to provide the Primary Services to CELSIUS at the Facility. During the Initial Term and any Renewal Term, CELSIUS agrees that it (a) shall not directly or indirectly seek, solicit, or accept any offers for nor contract with any third party (including but not limited to another broker or consultant) for the provision of the Primary Services (or substantially similar services) to the Facility and that it (b) shall not directly or indirectly perform the Primary Services (or substantially similar services) for itself by contracting with an REP or demand response service provider for the CELSIUS Facility. Consideration for CELSIUS’s agreement to grant PPM the exclusive right to contract for and provide the Primary Services to CELSIUS during the Initial Term and any Renewal Term for the CELSIUS Facility are the significant resources expended by PPM in conducting its investigation of the Sites and initial assessment of the suitability of the Sites for the CELSIUS Facility, and the initial work to assist CELSIUS in moving forward with securing or developing a Site or Sites, as well as disclosure of such strategically gained information which would otherwise be confidential.

6.	CELSIUS Responsibilities. CELSIUS shall have the following responsibilities during the term of this Agreement:

A.	Data and Errors. CELSIUS shall use reasonable best efforts to (i) upon PPM’s reasonable advanced written request, provide timely and accurate data and information required for PPM to provide the Services, (ii) review all output produced by PPM as a result of providing the Services, and (iii) notify PPM of any errors in such input data or output. CELSIUS shall cooperate with PPM in good faith to address the resolution of errors, omissions or deficiencies, and provide PPM the opportunity to correct the errors, omissions and deficiencies. Upon successful resolution of errors, omissions or deficiencies, in the reasonable determination of Celsius, CELSIUS shall accept the output as completed.

B.	Transactions with Suppliers. CELSIUS shall retain all legal and/or equitable rights and remedies available to it against any Supplier and/or customer. CELSIUS agrees to hold PPM harmless and defend PPM from any claims or causes of action asserted by Suppliers arising from CELSIUS’s transactions with such Suppliers and/or customers.

C.	Fees and Taxes. CELSIUS shall be responsible for payment of any electricity supply and any applicable transportation and distribution fees, and all taxes such as sales and use taxes assessed upon the electricity as set forth in the applicable energy supply contract.

D.	Management Action. Upon reasonable request by PPM, CELSIUS shall promptly provide management determinations, approvals, and other information and assistance reasonably required by PPM to perform the Services.

E.	Authorizations. CELSIUS shall execute Attachment C, Notice of Limited Agency, which provides PPM with the necessary authority to provide the Services.

7.	Notices. Except as otherwise expressly provided for herein, all notices, requests or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given or made if delivered personally, by overnight delivery service, or by United States mail, return receipt requested, to a Party at the following address, or at such other address as shall be specified in writing by a Party to the other Party in accordance with the terms and conditions of this paragraph:

If to PPM:	If to CELSIUS:

Priority Power Management, LLC	Celsius Core LLC
2201 E. Lamar Blvd., Suite 275	221 River Street, 9th Floor
Arlington, TX 76006	Hoboken, NJ, 07030 USA
Attn: John Bick, CCO	Attn: Patrick Holert
Email: jbick@prioritypower.com	Email: Patrick.holert@celsius.network

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8.	INDEMNIFICATION, LIMITATION OF LIABILITY, AND DAMAGES. IN ANY ACTION ARISING OUT OF THIS AGREEMENT, THE PARTIES AGREE THAT NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, INDIRECT, LOST PROFITS, OR EXEMPLARY DAMAGES. LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES. FURTHERMORE, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE LIABILITY OF EACH PARTY TO THE OTHER PARTY SHALL BE LIMITED IN AMOUNT AND SHALL NOT EXCEED THE COMPENSATION RECEIVED BY OR DUE TO PPM UNDER THIS AGREEMENT FOR THE TWELVE-MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE ON WHICH THE CLAIM AROSE (ANNUALIZED FOR ANY PERIOD SHORTER THAN TWELVE MONTHS). THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT IS BETWEEN PARTIES OF EQUAL BARGAINING POWER AND THAT THE FOREGOING LIMITATION OF LIABILITY IS SUPPORTED BY LEGITIMATE COMMERCIAL REASONS.

9.	Force Majeure. The inability of either Party to perform under this Agreement shall not be the basis of a claim for damages by either Party, or for breach of contract, when due to causes or contingencies reasonably beyond the control of the non-performing Party; including strike, riot, sabotage, terrorism, civil disorder, labor disputes, accidents, failure or fluctuations of power supply, lack of capacity of the local distribution company or transmission provider and its equipment or power lines, or acts of nature such as flood, earthquake, tornado, storm, or lightning, but excluding extremes of temperature alone. The Party suffering the force majeure shall notify promptly the other Party in writing of the particulars. With the exception of labor disputes, and so far as possible, the force majeure shall be resolved with all reasonable dispatch.

10.	Assignment. This Agreement shall not be assigned in whole or in part by PPM without the prior written consent of CELSIUS. In the event CELSIUS should sell, transfer, assign or convey its operating rights to a property covered hereby, this Agreement shall be binding on the successor or assignee.

11.	Confidentiality. The Parties shall hold all information, whether oral, written, electronic or otherwise, that each receives from the other (collectively, “Confidential Information”) in strict confidence, and use at least the same degree of care as it uses with respect to its own confidential information to prevent the disclosure of such Confidential Information. The Parties shall not disclose the Confidential Information to any person or entity except as necessary to perform obligations described in this Agreement. The Parties shall not provide Confidential Information to any such person or entity until such person or entity agrees to abide by the terms of this Section.

12.	Applicable Law. This Agreement shall be performable in the State of Texas, and shall be governed by and interpreted in accordance with the laws of the State of Texas. Venue for any cause of action shall be in Tarrant County, Texas.

13.	Entire Agreement. This Agreement and all attachments constitute the entire Agreement between the Parties hereto with respect to PPM’s performance of the Services at the Facility. Any amendment, addition or deletion to this Agreement must be in writing and executed by the Parties. This Agreement shall supersede any prior oral discussions or terms and conditions contained on any form or document used in connection with the Services hereunder. All implied or express warranties related to the Services are hereby disclaimed. Each Party affirms that it has read this Agreement in its entirety and it agrees to the terms and conditions contained herein and to the wording of this Agreement, and any ambiguities shall not be interpreted to the detriment of either Party merely by the fact that such Party is the author of the Agreement.

14.	Severability. If, any clause or provision of this Agreement be held or ruled unenforceable or ineffective under the law, such a ruling will in no way affect the validity or the enforceability of any other clause or provision contained herein.

15.	Authorized Representative. The person executing this Agreement on behalf of each Party hereby represents that he/she is said Party's authorized representative and is fully authorized and empowered to enter into this Agreement and that each Party has full authority to perform the terms and conditions hereof.

16.	Relationship of Parties. The relationship between the Parties shall be limited to the performance of Services as set forth in this Agreement and shall not constitute a joint venture, partnership or an employee-employer relationship. PPM is an independent contractor and shall be responsible for the means and methods used in performing Services under this Agreement. Neither Party may obligate the other to any expense or liability outside of this Agreement with respect to the Services, except upon written consent of the other or set forth in an additional agreement.

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In Witness Whereof, the Parties by their respective duly authorized representatives have executed this Agreement. This Agreement shall not become effective as to either Party until executed by both Parties.

Priority Power Management, LLC		Celsius Core LLC

By:	/s/ Trent Stout	By:	/s/ Roni Cohen Pavon
Name:	Trent Stout	Name:	Roni Cohen Pavon
Title:	Senior Managing Director	Title:	Chief Revenue Officer

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Attachment A

PPM will perform the following Primary Services:

1.	Site Selection & Utility Interconnect

a)	Identify potential additional sites that are within a deregulated area of the ERCOT market and either currently have existing adequate electrical capacity from the utility or can be upgraded in a timely manner to provide the capacity required.

b)	Interface with the utility to assess the utility’s ability to provide adequate service in a timely manner.

c)	Submit electrical load forms, applications for service and other information as may be required by the utility.

d)	Negotiate utility interconnect agreement.

e)	Advise CELSIUS on required easements or other matters as may be required.

2.	Data Collection and Analysis

a)	Gather CELSIUS Facility lists, including supplier information, account numbers, and service addresses;

b)	Gather historical load data for each site;

c)	Collect current contracts;

d)	Determine whether CELSIUS has a preferred supplier;

e)	Analyze and complete any missing or questionable load data, including identification of demand ratchet and power factor penalty charges;

f)	Prepare data for distribution to suppliers.

3.	Strategy Assessment and Development

a)	Assess the short term and long-term goals of CELSIUS;

b)	Assess market conditions and develop strategy consistent with CELSIUS goals;

c)	Determine market liquidity and pricing environment;

d)	Analyze various pricing structures and product mixes relative to CELSIUS goals;

e)	Gain consensus from CELSIUS on hedging strategy if applicable;

f)	Assist CELSIUS with the development of contract terms that provide operational and incremental purchasing flexibility.

4.	Procurement

a)	Present pricing options to CELSIUS relative to CELSIUS’ guidance and strategy;

b)	Prepare electricity Request for Proposals (RFP’s) and distribute to qualified suppliers;

c)	Include CELSIUS in group buying pools organized and managed by PPM if applicable;

d)	Provide consistency in communicating RFP questions and answers to all participating suppliers;

e)	Provide evaluation and analysis of all supplier bids and present findings to CELSIUS;

f)	Negotiate terms and conditions with appropriate supplier(s).

5.	Contract Management

a)	Monitor and verify accurate and timely switches of accounts to new supplier;

b)	Review supplier invoices to determine consistency with contract terms;

c)	Manage the addition and or deletion of CELSIUS accounts from supplier contract;

d)	Provide CELSIUS with Mark-to-Market valuations of supply contracts in the event of a property disposition and or acquisition of a new property;

e)	Assist CELSIUS with supplier issue resolution;

f)	Provide CELSIUS with estimated annual budgets and or ongoing performance metrics as needed.

6.	Portfolio Management

a)	Provide CELSIUS with market reports highlighting market events and pricing levels on a periodic basis;

b)	Provide CELSIUS with price discovery by querying market suppliers regarding current market price;

c)	Maintain a customized hedging position report for CELSIUS outlining various purchases and risk positions, if applicable;

d)	Perform market outlooking and forward price discovery to meet CELSIUS-specific trigger levels;

e)	Analyze “blend & extend” opportunities to meet desired budget goals;

f)	Adjust strategies as needed to meet changing CELSIUS goals and market environment.

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Other Services1

From time to time, CELSIUS may request that PPM provide Other Services, including but not limited to the following:

1)	Strategic Utility Planning Services:
a)	Identification of power availability, utility service territory boundaries, and utility contacts in geographic areas targeted for new CELSIUS sites;
b)	Interface with utility to provide load estimates, project timelines, line extension cost estimates, rates and tariff review, and necessary agreements for electric service.

2)	Regulated Utility Negotiations
a)	Negotiate with utility on behalf of CELSIUS, agreements for electric service, line extensions, and or other agreements as necessary.

3)	Regulated Rate Analysis and Negotiations
a)	Analyze utility rates, tariffs, rider, and or service regulations to determine estimated costs to CELSIUS;
b)	Negotiate lowest cost rates and riders when applicable.

4)	Regulatory Advisory Services
a)	Advise CELSIUS on regulatory rules and services regulations as may be applicable.

5)	Field Project Manager Services
a)	Act as a single-point-of-contact in the field on behalf of CELSIUS with applicable utilities as it relates to new electrical service requests;
b)	Coordination of all aspects of provisioning for electrical service to new CELSIUS sites including:
i)	Receiving site location and service requirements from CELSIUS personnel;
ii)	Onsite field meetings with CELSIUS, electrical contractors and utility personnel to develop cost efficient and timely designs for electricity service to CELSIUS site locations;
iii)	Coordination and administration of functions such as permit tracking, easements, establishing utility account numbers, applications for service, etc;
c)	Develop, manage and distribute management reports of all CELSIUS projects, desired electricity service dates, contrition dates, issues resolution, etc.

6)	Power Studies
a)	Power factor analysis and corrective measure solutions;
b)	Power quality analysis;
c)	Onsite, and or backup emergency, generation analysis;
d)	Demand response programs cost benefit analysis.

PPM may perform Other Services as requested by CELSIUS on an ad hoc basis as a part of its fees as outlined herein Section 3, Compensation. However, should PPM’s work associated with Other Services becomes a meaningful effort, PPM and CELSIUS may agree on additional compensation for the Other Services in a separate written agreement.

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ATTACHMENT B

Property Name	Address	City, St Zip

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ATTACHMENT C

September 28, 2021

RE: NOTICE OF LIMITED AGENCY

Dear Utility and/or Energy Service Provider,

CELSIUS CORE LLC (hereinafter referred to as “Principal”), with principal offices located at 221 River Street, 9th Floor, Hoboken, NJ, 07030 USA does hereby appoint Priority Power Management, LLC (hereinafter referred to as “Agent”), as the exclusive agent for the limited purpose of requesting and receiving any and all information concerning utility services, line extensions, electrical distribution designs, tariffs, rates, metering, historical usage and billing information, retail electricity pricing and contracting terms.

Furthermore, Agent is authorized to negotiate and enter into on behalf of Principal (subject to a separate written approval by Principal to enter into), any agreements for electric service with transmission and distribution service providers, and pricing and/or contracting for retail electric supply furnished to Principal, and negotiating such final pricing, conversion pricing and terms with suppliers on behalf of Principal.

All inquiries concerning the Principal’s electricity requirements should be directed to the following

Person: Mr. Tyler Randolph

Senior Director, Business Development

Priority Power Management, LLC

(C) (214) 957-7032

trandolph@prioritypower.com

Thank you for your cooperation in providing information requested in a timely manner. This limited authorization letter shall become effective from the date on which it is executed and shall remain in full force and effect until terminated by Principal or Priority Power Management with at least 10 days written notice to the other party.

Best Regards,

CC:	John Bick – Priority Power Management, LLC

Trent Stout – Priority Power Management, LLC

Tyler Randolph – Priority Power Management, LLC

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